Exhibit 5.1

[Calfee, Halter & Griswold LLP Letterhead]

February 27, 2017

RPM International Inc.

2628 Pearl Road

P.O. Box 777

Medina, Ohio 44258

We have acted as counsel for RPM International Inc. (the “Company”) in connection with the registration of $400 million in aggregate principal amount of 3.750% Notes due 2027 (the “2027 Notes”) and $50 million in aggregate principal amount of 5.250% Notes due 2045 (the “2045 Notes” and, together with the 2027 Notes, the “Notes”) pursuant to a Registration Statement on Form S-3 (File No. 333-195132), which was filed with the Securities and Exchange Commission (the “Commission”) on April 8, 2014 (the “Registration Statement”). The Notes are being offered pursuant to the prospectus accompanying the Registration Statement, as supplemented by a prospectus supplement relating to the Notes dated February 27, 2017 (the prospectus, the prospectus supplement and any amendments thereto, collectively, the “Prospectus”). Both the Registration Statement and the Prospectus were filed under the Securities Act of 1933, as amended (the “Securities Act”). The Notes are to be issued under the indenture dated as of April 8, 2014 between the Company and Wells Fargo Bank, National Association, as trustee (the “Indenture”). Terms used and not defined herein shall have the meanings given to them in the Registration Statement.

Certain terms of the Notes were approved by the Board of Directors of the Company or certain authorized officers of the Company as part of the corporate action taken (the “Corporate Proceedings”) in connection with the issuance of the Notes. We have examined or are otherwise familiar with the Certificate of Incorporation, as amended, of the Company, the By-Laws, as amended, of the Company, the Registration Statement, the Corporate Proceedings, and such other documents, records and instruments as we have deemed necessary or appropriate for the purposes of this opinion.

Based upon the foregoing, we are of the opinion that, upon issuance and payment therefor in the manner contemplated by the Underwriting Agreement dated February 27, 2017 among the Company, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC, as representatives of the several underwriters, the Notes will have been validly issued by the Company and will constitute valid and legally binding obligations of the Company, enforceable in accordance with their terms, subject to bankruptcy, insolvency, moratorium, fraudulent conveyance and other similar laws affecting the rights and remedies of creditors generally, constitutional and public policy limitations and general principles of equity.

We are attorneys licensed to practice law in the State of Ohio. The opinion expressed herein is limited solely to the federal laws of the United States of America, the Delaware General Corporation Law, and the laws of the State of Ohio. We express no opinion as to the effect or applicability of the laws of any other jurisdiction except to the extent hereinafter set forth.

RPM International Inc.

February 27, 2017

Further, we note that the Indenture under which the Notes are issued is governed by the laws of the State of New York. Accordingly, in rendering the opinion expressed above, to the extent that the laws of the State of New York govern the matters as to which such opinion is expressed, we have relied upon the opinion of Harter Secrest & Emery LLP. In addition, in rendering the opinion set forth above, we express no opinion as to (i) the right to collect any payment to the extent that such payment constitutes a penalty, premium, forfeiture or late payment charge, (ii) whether the exercise of a remedy limits or precludes the exercise of another remedy, (iii) the right to intervene in any legal proceeding pursuant to Section 8.02(c) of the Indenture, (iv) the extent that any delay contemplated by Section 8.05 of the Indenture exceeds the applicable statute of limitations, (v) any purported exemption from extra-contractual liability under Article XV of the Indenture, or (vi) any purported right of indemnification or exculpation with respect to illegal acts, intentional torts, gross negligence, willful conduct, or violations of securities laws.

We consent to the filing of this opinion with the Registration Statement and to the use of our name therein under the caption “Validity of Securities.” Such consent, however, is not an admission that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Calfee, Halter & Griswold LLP

CALFEE, HALTER & GRISWOLD LLP